Exhibit 15(a)
CORPORATE GOVERNANCE CODE
BANCOLOMBIA S.A.

TABLE OF CONTENTS

I. DESCRIPTION OF THE BANK	5
II. GENERAL SHAREHOLDER MEETINGS AND SHAREHOLDERS’ RIGHTS	6
1. General Shareholders’ Meetings	6
2. Rights of Shareholders	7
3. Equitable Treatment of Shareholders	9
4. Shareholders’ Representation (Proxies)	9
5. Relations of the Shareholders with the Bank	11
III. DIRECTORS AND EXECUTIVE OFFICERS (“Administrators”)	12
1. Board of Directors	12
1.1. Election, Composition and Compenstion of the Board of Directors	13
1.2. Principles for Directors Actions	13
1.3. Main Responsibilities of the Board of Directors	14
1.4. Criteria for the Selection of Directors	15
1.5. Incompatibilities of the Directors	16
1.6. External Advisors	16
1.7. Budget	17
1.8. Meetings of the Board of Directors	17
1.9. Meetings Without Presence of Management	17
1.10. Intranet or Any Other Means of Information and Communication for Analyses, Discussions, Documents, etc.	17
1.11. Board of Directors’ Supporting Committees	17
1.11.1. Corporate Governance Committee	18
1.11.2. Auditing Committee	18
1.11.3. Designation, Compensation, and Development Committee	19
1.11.4. Other Committees Designated by the Board of Directors	20
1.11.4.1. Risks Committee	20
1.11.4.2. Credit Committee	20
1.11.4.3. Assets and Liabilities Committee	20
1.11.4.4 Central Committee of Receivables Assessment and Rating	20
2. President and Other Executives Officers	21
3. Information on the Directors, the President and Other Executives Officers	21
4. Shares Transactions	21
5. Economic Relations of the Bank with the Directors, the President, and Other Executives Officers	22
6. Mechanisms to Assess Performance of the Directors, President, and Other Executives Officers	22
IV. TRANSPARENCY, FLUIDITY AND INTEGRITY OF THE INFORMATION. CONFIDENTIALITY.	23
1. Disclosure of Financial Information, Risks Related Information, Internal Control and other Relevant Information	23
2. Risk Rating Firms	24
3. Information Channels for Shareholders, Investors, and the Market in General	24
3.1. Shareholders and Investors Relations Office	24
3.2. Annual Report	25
3.3. Notes for the Shareholder	25

3.4. Information Disclosure and Updating (“Informacion Relevantel”)	25
3.5. Information Filed as Foreign Issuer	26
3.6. Domestic and International Meetings and Teleconferences	26
4. Confidentiality	26
V. CONTROL MECHANISMS	27
1. External Control Mechanisms	27
1.1. Superintendency of Finance	27
1.2. United States Securities and Exchange Commission (“SEC”) and New York Securities Exchange (“NYSE”)	27
1.3. Federal Reserve Bank of the United States of America (“FED”) and Florida Department of Financial Services	27
1.4. External Auditing	27
2. Internal	28
2.1. Internal Auditing	28
2.2. Money Laundering Prevention and Control Overall System	29
VI. CODE OF ETHICS	30
VII. CONFLICTS OF INTEREST AND PRIVILEGED INFORMATION	31
1. Definition of Conflict of Interest:	31
2. Situations that May Present a Conflict of Interest	31
3. Rules of Conduct	31
3.1. Prohibitions	31
3.2. Gifts and Invitations	32
4. Procedures for Prevention, Administration and Solution of Conflicts of Interest	32
4.1. Directors	33
4.2. Management and Employees	33
4.3. Shareholders	33
4.3.1. Differences Between the Shareholders	33
4.3.2. Conflicts	33
4.4. Unsolvable Situations of Conflict of Interest	34
5. Operations with Affiliates	34
VIII. THE ROLE OF STAKEHOLDERS.	35
1. Stakeholders’ General Principles	35
2. Relations with Employees	36
3. Relations with Clients	36
4. Relations with Suppliers	37
5. Relations with the Community	38
IX. COMPLAINTS CONCERNING THE CORPORATE GOVERNANCE CODE AND PENALTIES	39
1. Complaints Concerning The Corporate Governance Code	39
2. Penalties	39

INTRODUCTION
The Board of Directors of BANCOLOMBIA S.A., in furtherance of the provisions that regulate the securities markets in Colombia and in the United States, and in compliance with its statutory obligations thereunder, has approved this Corporate Governance Code. The purpose of such Code is to determine the philosophy and to establish the policies and practices applicable to all proceedings of the Bank in matters of Corporate Governance, particularly concerning the relations between management, Board of Directors, shareholders and stakeholders.
This Corporate Governance Code supersedes the current code approved by the Board of Directors of BANCOLOMBIA S.A. on August 2001, and the provisions herein contained supplement the Bank’s bylaws and all other applicable legal provisions in force.

I. DESCRIPTION OF THE BANK
BANCOLOMBIA S.A., who may also be called BANCO DE COLOMBIA S.A., (hereinafter “BANCOLOMBIA” or “the Bank”), is a banking establishment with main domicile in the city of Medellin, Colombia.
As an entity of the financial sector and as securities issuer, BANCOLOMBIA is subject to the surveillance and control of the Superintendency of Finance. In addition, the Bank has its shares listed at the New York Stock Exchange (“NYSE”), due to which it must comply with the provisions issued by the United States Securities Commission (“SEC”) and all other authorities entrusted with the regulations of this matter.

II. GENERAL SHAREHOLDER MEETINGS AND SHAREHOLDERS´ RIGHTS
BANCOLOMBIA is highly interested in pleasing its shareholders in reciprocity of the confidence they have shown by investing their money in the Bank, due to which:
•	It acknowledges and defends the rights of its shareholders.

•	It provides them with relevant information in order for them to make their own decisions.

•	It plans and carries out the meetings of the General Shareholders’ Shareholders Meeting in order that all its shareholders may participate.

•	It provides an equitable and egalitarian treatment to all its shareholders.
All shareholders will have the possibility of exercising their rights, posing observations to the administration, and propose the amendments they deem pertinent and legal, or submitting the relevant motions for the best performance of the Bank.
1. General Shareholders’ Meetings
The General Shareholders’ Meeting, (hereinafter the “Shareholders’ Meeting”) is the highest administrative body of the Bank.
The Shareholders’ Meeting shall hold its annual meeting, no later than March 31st, to examine the situation of the Bank, appoint the directors and all other officers the election of whom is to be made by the Shareholders’ Meeting; to consider the reports, accounts and balance sheets of the previous fiscal year; to decide on the distribution of profits; and to agree on all other issues deemed relevant to ensure achievement of the corporate purpose.
The Shareholders’ Meeting shall hold special meetings whenever unforeseen or urgent needs of the Bank so require. Such meetings will be summoned by the Board of Directors, the Chairman, or the External Auditor, either at their own initiative or upon request of a plural number of shareholders representing at least twenty percent (20%) of the subscribed shares. At such meetings the Shareholders’ Meeting may not deliberate on topics different from those stated in the agenda included in the notice calling for the meeting (hereinafter, the “Notice of Meeting”), unless otherwise decided by the number of shareholders required by law and once the agenda has been completed.
The shareholder’s request must be made in writing and shall clearly indicate the purpose of the special meeting.
Within the time period from the delivery of the Notice of Meeting relating to an ordinary or special meeting of the Shareholders’ Meeting, all necessary documentation and information relating to the topics to be addressed at the meeting and, likewise, the financial information of the Bank and of its subsidiaries that is material for shareholders’ decisions at the respective meeting, will be made available to the shareholders.

In the agenda that is proposed for the consideration of the shareholders at the beginning of an ordinary or special meeting of the Shareholders’ Meeting, and without prejudice of the shareholders’ right to propose additional items to the agenda in accordance with the law, the various items of the agenda will be duly identified and separated to avoid confusion. A logical sequence of items should be followed, except for those items that should be discussed together because they are related, in which case such relation shall be duly disclosed.
The following matters or decisions, in addition to those matters to which the following requirements apply pursuant to applicable law, shall only be considered by the Shareholders’ Meeting if they have been expressly included in the Notice of Meeting: change of the corporate purpose; waiver of preemptive rights in the case of subscription of shares; change of the corporate domicile; anticipated dissolution and segregation (pseudo spin-off).
As a general rule, the decisions of the Shareholders’ Meeting shall be adopted by majority of votes corresponding to the common shares represented at the meeting, taking into account that every share shall give right to one vote, with the exceptions determined in the law and in the Bylaws of the Bank.
Shareholders may have themselves represented before the Bank by an attorney-in-fact to deliberate and vote at the Shareholders Meeting, to collect dividends, and for any other purpose, pursuant to a proxy granted in writing, in accordance with the law and within the terms and conditions stated in the Bylaws.
The decisions adopted by the Shareholders Meeting shall be binding upon all shareholders.
2. Rights of Shareholders
In addition to the rights stated in the law and in the bylaws, the shareholders shall have the following basic rights:
a.
To participate from the dividends of the Bank in accordance with the type of shares they hold, provided a distribution of profits will take place in accordance with the decision of the Shareholders’ Meeting.

b.
To participate and vote in the decisions to be adopted by the General Shareholders’ Meeting, according to the type of shares they hold, including the designation of the bodies and persons which, in accordance with the law and the bylaws the Shareholders’ Meeting is to elect. Likewise, they may grant proxies to be represented in such Shareholders’ Meetings.

c.
To transfer or dispose of their shares, according to the provisions of the law and the bylaws and abiding by shareholders’ agreements, if any; as well as to know the shares registration methods and the identity of the main shareholders of the Bank, in accordance with the law.

d.	To have access to public information of the Bank in due time and in an overall manner.

e.	To make recommendations to the Bank on Corporate Governance.

f.
Any shareholder that, individually or combined with other shareholders, has a participation equal to or above five per cent (5%) of the capital of the Bank (which shareholding percentage is deemed to be sufficiently representative and above which the applicable financial laws recognize certain shareholders rights), to request from the Bank’s Shareholders and Investors Relations Office, authorization to conduct, at the expense and under the responsibility of the requesting shareholder or group of shareholders, specialized audits, within the following terms and conditions:

•
The specialized audits may be conducted during the fifteen (15) days preceding the holding of the Ordinary Shareholders´ Meeting, in accordance with the right of inspection of books and documents of the Bank stated in the Commercial Code and on documents authorized by law.

•
In accordance with section 15 of Colombian Constitution and section 61 of the Colombian Commerce Code, under no circumstance, may the rights of the Bank be violated under the pretext of the specialized audits, and neither may such audits violate the Bank’s information, the agreements that establish competitive advantages and, in general, any other documents considered privileged or confidential, or of third parties.

•	Specialized audits may not be conducted on industrial secrets or concerning subject matters of intellectual property rights protected by law.

•	Under no circumstance may specialized audits affect the autonomy of the managers, according to their legal and statutory powers.

•
Petitions to conduct a specialized audit must be submitted in writing, and should indicate in detail the reasons and facts for such petition, the specific subject matter of the audit, which shall be congruent with the invoked grounds, and the term of duration thereof. The auditing firms or professionals retained to accomplish such audits must at least have the same capacity as the External Auditor appointed by the Shareholders’ Meeting for the corresponding term.

•	The working documents of the specialized auditor shall be subject to confidentiality and shall be kept for a term of not less than five years from the date they were prepared.
g.	To associate for the exercise of their rights.

h.	To request, jointly with other shareholders, a call to a Shareholders’ Meeting, in accordance with the provisions of paragraph third, sub-paragraph first of Chapter Second of this Code.

i.
To exercise their withdrawal rights (“Derecho de Retiro”) in accordance with the provisions of the Financial System Law (“Estatuto Orgánico del Sistema Financiero”). This right may be exercised whenever, in case a merger is agreed, the exchange ratio resulting from the technical study thereof is modified by decision of a majority exceeding eighty-five percent (85%) of the subscribed shares of each one of the interested entities.

In this case the shareholders who do not agree on the new ratio shall be entitled to withdraw. Should a shareholder of the Bank decide to exercise this right, the Bank shall pay his shares in cash within the month following the date of the Shareholders Meeting which decided the merger; such acquisitions will be charged to the Bank’s capital either as a capital decrease or as an acquisition of treasury shares, in the terms and conditions stated by the Superintendency of Finance. The price of such shares shall be equal to the price per share that has served as basis for the exchange ratio proposed in the technical study.

Likewise, shareholders may exercise their withdrawal right in the event of a spin-off, when applicable, according the banking regulations on the matter.

In any event, the withdrawal right shall be subject to the provisions of the regulations in force.
3. Equitable Treatment of Shareholders
The shares of the Bank shall be nominative and may be either common shares, preferred shares, or with preferential dividend and without right to vote.
Shares with preferential dividend shall not grant their holder a right to vote at Shareholders’ Meetings, unless otherwise provided in the Bank’s bylaws and in Colombian law. In the event of such exceptions, the Bank shall timely inform such shareholders, in order for them to exercise their voting right or to grant the necessary proxies.
In any event, the Bank shall see that shareholders with holding preferential dividend rights but without right to vote be timely called to the Shareholders’ Meeting to be heard therein, for which they shall designate a spokesman to represent them.
All the shareholders of the Bank shall be treated equally, bearing in mind that every shareholder has the same rights of other shareholders holding the same class of shares.
4. Shareholders’ Representation (Proxies)
The following are prohibitions addressed to the directors, employees, officers, and cooperators of BANCOLOMBIA and of the entity entrusted with the administration of the Bank’s shares, in order to ensure that equitable treatment is given to all shareholders:

a.	To incentivize, promote or suggest the shareholders to grant proxies in blank, where the name of the representative for the Shareholders’ Meetings is not clearly identified.

b.	To receive from the shareholders proxies for Shareholders’ Meetings, not clearly showing the name of the respective representative.

c.
To admit as valid, proxies granted by shareholders without fulfilling the legal requirements. This means that the proxies must be granted in writing, indicating the name of the representative, the person on whom it may substitute the proxy, if pertinent, and the date and time set for the meeting. The companies that grant a proxy shall accompany a recent certificate accrediting their existence and representation according to the law.

d.	To suggest or determine the name of those who shall act as representatives at Shareholders’ Meetings.

e.	To recommend the shareholders to vote for a certain list.

f.
To suggest, coordinate or agree with any shareholder or representative of a shareholder, the submittal of motions for the consideration of the Shareholders Meeting, subject to the provisions contained in Articles 64, paragraph 28, and 70, paragraph 16 of the bylaws, which empower the Board of Directors and the Chairman to submit motions before the Shareholders Meeting in order to ensure the sound development of the Institution.

g.	To suggest, coordinate or agree with any shareholder or with a representative of the shareholder, to vote in favor of, or against any motion submitted for consideration of the Shareholders Meeting.
The described conducts shall also be banned whenever accomplished through a third party.
In accordance with the bylaws, the administrators and employees of the Bank may not act as proxies to represent shares of other shareholders at the Shareholders Meeting meetings, nor may they substitute the proxies vested on them. Administrators and employees may not vote, even with their own shares, on decisions dealing with the approval of balance sheets and accounts of the end of the business year, or liquidation accounts. The employee who in turn is a shareholder of the Bank and wishes to represent his own shares at a Shareholders’ Shareholders Meeting or to have himself represented granting a proxy to a third party shall expressly inform so to the Bank upon requesting his credential, or shall so state in the respective proxy, in order for his vote not to be taken into account for the approval of the financial statements.
With the exception indicated in the above paragraph, the administrators or employees of the Bank may exercise the political rights inherent to their own shares and to those they represent whenever acting in their capacity as legal representatives.

5. Relations of the Shareholders with the Bank
Shareholders shall be loyal to the Bank, abstaining from participating in acts or conducts with respect to which there is conflict of interests, or that could give rise to criminal offences related to money laundering or the financing of terrorism or the concealment of assets related to such activities; which harm the interests of the Bank or imply disclosing of Bank’s privileged information.
The commercial relations of the Bank with its main shareholders shall be conducted within the limitations and conditions established by the pertinent regulations and, in any event, within the market conditions. Such relations shall be disclosed in the notes to the financial statements of the Bank.

III. DIRECTORS AND EXECUTIVE OFFICERS (“Administrators”)
All Administrators shall act in good faith, with loyalty and diligently in a business-like manner. Their acts shall be accomplished in the interest of the Bank, taking into account the shareholders’ interests.
In compliance with their duties, the Administrators shall:
a.	Make all efforts leading to adequate performance of the Bank’s corporate purpose.

b.	See that all legal and statutory provisions are strictly complied with.

c.	See that the duties entrusted to the external auditor are adequately accomplished.

d.	Keep and protect commercial and industrial confidentiality of the Bank and of the businesses with its clients.

e.	Abstain from unduly using privileged information.

f.	Give an equitable treatment to all shareholders and respect their right of inspection, in accordance with the law.

g.
Abstain from participating either directly or through a third party on its own personal interest or in the interest of third parties, in activities that imply competition with the Bank or in acts where there is conflict of interests.

1. Board of Directors
The activity of the Board of Directors, in its capacity as the highest administrative body, shall be directly focused on defining the general policies and strategic objectives of the Bank, as well as on the follow-up of all actions taken to attain such purposes and policies, always bearing in mind shareholders’ rights and the Bank’s sustainability and growth. Likewise, it shall see that the provisions of the Corporate Governance Code adopted by the Bank, are complied with.
The specific functions of the Board of Directors are established in the Bank’s bylaws and in the law.
The Board of Directors shall also promote the best treatment and care given to shareholders, clients, employees, suppliers, and the community.
The attributions of the Board of Directors are deemed sufficient to order the execution or entering into any act or contract included within its corporate purpose, and to adopt the decisions deemed necessary for the Bank to fulfill its purposes pursuant to the law and the bylaws.

1.1. Election, Composition and Compensation of the Board of Directors.
According to the law and the Bank´s by-laws, the Board of Directors shall be elected by the Shareholders at the General Shareholders Meeting. The Board of Directors shall consist of nine members named first, second, third, fourth, fifth, sixth, seventh, eighth and ninth according to their order of election.
The members of the Board of Directors (hereinafter the “Directors”) shall serve for a 2-year term, but shall remain in office until their successors have been elected and approved by the Superintendency of Finance, unless otherwise removed or disqualified.
When appointing the members of the Board of Directors or any committee of the Board of Directors;
•	The electoral quotient system shall be applied in the manner

•
All pertinent provisions contained in the Bank’s bylaws and the risk management system for money laundering and the financing of terrorism (as described in Section V below) shall be considered, together with the applicable law.

The Directors may be reelected and freely removed at the General Shareholders’ Meeting even before the expiration of their respective terms.
In order to set the Directors’ compensation, the Shareholders at the General Shareholders’ Meeting shall consider the number and quality of the Directors as well as their responsibilities and time required to perform their duties, in a manner that the compensation properly reflects the contribution that the Bank expects from its Directors.
1.2. Principles for Directors Actions
In order to maintain the greatest possible objectiveness, independence and knowledge in decision-making, Directors shall individually and as a body be ruled by the following principles:
a.	Once elected, Directors represent all shareholders and, thus, they may not be biased in the interest of certain shareholders or groups of shareholders in particular.

b.
They shall perform their duties in good faith, in an independent manner and with due diligence and care, always bearing in mind that their decisions should be in the best interest of the Bank and of all its shareholders.

c.	They shall equitably and fairly treat all shareholders in their decisions.

d.
In development of their duties, they shall promote compliance with applicable laws, the bylaws, the Corporate Governance Code, the Ethics Code, and all other provisions and regulations adopted by the Bank.

e.	They shall exercise their position in an objective and independent manner.

f.	They shall define the plans, strategies, and objectives of the Bank.

g.	They shall know the financial and operative condition of the Bank and the important segments of the Bank’s businesses.

h.
They shall actively participate in the Board meetings and in the meetings of the Committees to which they belong to, preparing and reviewing beforehand the study and analysis material for the meetings, which will be properly and timely provided by management.

i.	They shall prevent conflicts of interest with the Bank, informing the other members of the Board on their presence and abstaining from voting on the relevant issue.
1.3. Main Responsibilities of the Board of Directors
In addition to the ones established by the law and Bank’s bylaws, the main responsibilities and powers of the Board shall be:
a. Governance
The Board of Directors has the responsibility of performing its own duties strictly following Corporate Governance practices as contained in this Code, ensuring compliance thereof and seeking progressive development of better standards in the matter pursuant to the development of the topic nationwide and internationally.
b. Top Management
The Board of Directors is responsible for the election, evaluation, remuneration and substitution of the Bank’s President and Vice-presidents, and shall determine their main responsibilities and supervise the succession plan.
c. Business
In the operation of the business, the Board has been entrusted with the power of approving and revising its strategy, the main projects, the risks policy, the budgets, and the business plan of the Bank, together with the new products and services.
d. Control
The Board of Directors shall promote the integrity of accounting systems, managerial, financial and auditing information, and shall oversee the adequate operation of control systems, risks follow-up and legal compliance. In addition to the foregoing, the Board of Directors shall oversee and make decisions with respect to the Bank’s risk profile as well as approve all procedures aimed at segmenting, identifying, measuring and controlling money laundering and the financing of terrorism.

e. Ethics
Finally, the Board of Directors is entrusted with the promotion of an ethical behavior in the Bank pursuant to the principles contained in the Ethics Code, the appropriate use of the corporate assets, and adequate related-party transactions. The Board of Directors will include in the Ethics Code the creation and existence of an Ethics Committee and will regulate its activities.
1.4. Criteria for the Selection of Directors
When available, the shareholders will be entitled to examine during the time period from the delivery of the Notice of Meeting for the applicable Shareholders’ Meeting (ordinary or special meeting), the proposals for candidates to the Board of Directors.
For the election of the members of the Board, the Shareholders Meeting shall take into account the selection criteria and incompatibility standards established by the applicable law and, when possible, the additional issues described herein below, which are given in order to establish adequate criteria to designate the directors.
a. General Principles
The Directors shall be elected pursuant to the same criteria. To the extent possible, each Director should have a professional skill in accordance with the Bank’s business. Each Director shall have sufficient time to comply with his/her obligations as a Director.
b. Basic Skills
All Directors shall have basic skills that allow them to duly comply with their duties. They should have analytic and managerial skills, a strategic vision of the business, objectiveness and capacity to express their viewpoint and to assess managerial charts, as well as risk management. In addition, they should have the capacity to understand and question the financial information and business proposals, and to work within an international environment.
c. Specific Skills
In addition to the basic skills, every member of the Board of Directors shall have other specific skills that allow him/her to contribute in one or more dimensions, due to his/her special field of expertise and knowledge of the industry, and financial, risks or legal matters, commercial topics or crisis management.
The Bank shall afford the best way to ensure that the knowledge of each one of the members of its Board of Directors is the most adequate for the Bank’s business and general environment. When a member of the Board of Directors is elected for the first time, he or she will be provided with sufficient information in order to obtain specific knowledge of the Bank and the area in which it develops its corporate purpose, as well as the information related to the responsibilities, obligations and rights that stem from the position.

d. Age
At the time of their election, Directors may not be over 70 years of age.
e. Independence
The administration of the Bank shall recommend to the Shareholders to prepare lists for the designation of Directors that include a number of independent Directors equal to at least 25% of the total number of Directors or the applicable legal minimum in force.
Independent Directors shall be considered those who comply with the independence standards set forth in Colombian Law 964 of 2005, as amended.
In addition, in accordance with applicable law, the Board of Directors may not be formed by a number of members who work for the Bank and who may, by themselves, constitute the necessary majority to adopt any decision.
1.5. Incompatibilities of the Directors
In accordance with commercial law in force, the Board of Directors may not be comprised of any majority formed by persons related by marriage or kinship within third degree of consanguinity or second degree of relationship by marriage or first civil degree. Should the Board be elected disregarding this provision, it may not act, and the previous Board shall continue exercising its functions, and the Shareholders Meeting shall be called forthwith to make a new election. Decisions adopted by a Board of Directors with the vote of a majority that contravenes the provisions of this regulation shall lack validity.
In addition, those who in the year prior to their appointment were in a management post, exercising inspection, surveillance or control functions at the Superintendency of Finance; those who have a pending litigation with the Bank; or those who have performed as external auditor, internal auditor or counsel for the defense of the client of the entity during the preceding year, may not be members of the Boards of Directors.
1.6. External Advisors
The Board of Directors may directly hire or order the management to hire external advisors for the service of the Board of Directors independent from those hired by the management, whenever it deems it necessary for the best performance of its duties.

1.7. Budget
The Board of Directors shall annually prepare the expenses budget required to conduct its management. This budget shall specially consider the issues related with necessary fees to hire external advisors different from those retained by the administration whenever required by the needs of the Bank, including domestic and international travels, entertaining expenses, attendance to seminars and events, and all other expenses required to ensure an adequate administration.
1.8. Meetings of the Board of Directors
In accordance with the Bank’s bylaws, the meetings of the Board shall be held at least once a month. Notwithstanding, whenever special circumstances so require, special meetings may be held upon notice made pursuant to the Bank’s bylaws.
The Board of Directors shall meet at least once a year, in a special session, to analyze, assess, and decide on the Bank’s plans and strategies.
The minutes of the Board of Directors’ meetings will identify the analyses, support and other sources of information that were used as a basis for adopting decisions, as well as the reasons that were considered in favor and against each decision.
1.9. Meetings Without Presence of Management
The Board of Directors may hold the necessary meetings without presence of officers belonging to the Bank’s management. Such meetings will take place whenever determined by the Board and the decisions adopted therein shall be fully valid provided they comply with the requirements demanded in the law and in the bylaws.

1.10.	Intranet or Any Other Means of Information and Communication for Analyses, Discussions, Documents, etc.
The members of the Board of Directors will have access beforehand to the information that is relevant for adopting any decisions, in accordance with the agenda included in the notice of meeting. To such end, this information will be sent or made available to the directors no more than two (2) calendar days before the meeting, by any means, including those indicated in the following paragraph.
The management of the Bank shall make available to the Directors an electronic information and communication system that allows conducting discussions and analyses among them and with the main executive officers of the Bank, which will be secure and reliable, and shall have confidentiality elements similar to all other programs of the Bank.
1.11. Board of Directors’ Supporting Committees
The following Supporting Committees for the task of the Board of Directors make part of the Bank’s internal control systems; such committees will be designated by the Board itself and shall be made up as follows:

1.11.1. Corporate Governance Committee
The Corporate Governance Committee is formed by the Chairman of the Board, another Director and the President of the Bank. The Secretary General of the Bank shall act as Secretary of such Committee.
The Corporate Governance Committee has duties concerning the Directors individually, the Board of Directors as a whole, and the Bank in general.
Its main responsibilities with regard to the Directors are:
i. To develop and review Directors’ roles and their election requirements (skills and limitations) and to define policies for renewal of the Board.
ii. To promote Directors’ training, as well as their adequate updating in academic and commercial topics.
iii. To promote the attendance of Directors to seminars and events that allows them to be in contact with local and international organizations, entities and companies.
With regard to the Board of Directors, and with the Bank, the Committee shall:
i. Determine the meetings agenda and calendar, and supervise the accurate, timely and relevant information flow to Directors.
ii. Inspect the annual self-evaluation of the management of the Board of Directors, and make suggestions for its best performance, by making use of the available technology and resources.
iii. Recommend the communications plan with shareholders, stakeholders, and the market in general, in order to provide them with complete, accurate and timely access to the relevant information of the Bank.
iv. Control the trading conducted by members of the Board of Directors with stock issued by the Bank or by other companies of the same group.
v. Supervise the compliance with the managers’ compensation policies.
1.11.2. Auditing Committee
The Auditing Committee shall be comprised of three (3) Board members, designated by the same Board. In compliance with the provisions in force, at least one of its members shall be an expert in financial issues. The Committee shall appoint its Secretary who may be an officer of the Bank. The purpose of such Committee is to support the Board of Directors in the supervision of the internal control system efficacy for decision-making with regard to the control and improvement of the Bank’s activity and of its management and Directors.

Additionally, the Committee shall order and see that the internal control procedures conform with the needs, objectives, goals, and strategies determined by BANCOLOMBIA, and that such procedures are framed within the internal control goals, among which is the efficacy and efficiency of operations, reliability of the financial reports, and compliance with the applicable laws and regulations.
To such end, the Committee shall define the procedures to consolidate the information from the control divisions in order to be submitted to the Board of Directors. The Committee also shall establishe the policies, criteria and practices that the Bank must follow in the preparation, disclosure and communication of its financial information.
The Committee does not substitute the duties of the Board of Directors or of the management on the supervision and performance of BANCOLOMBIA’s internal control system.
For its operation, in addition to the provisions of the applicable effective regulations, the Auditing Committee has Internal Regulations that establish its objectives, duties, and responsibilities.
1.11.3. Designation, Compensation, and Development Committee
The Designation, Compensation, and Development Committee is composed of two members of the Board of Directors elected by it. The Vice-president of Human Relations of the Bank acts as Secretary of this Committee.
This Committee determines the policies and provisions for the hiring, remuneration, compensation, and development of Management and key personnel of the Bank. Likewise, it continuously surveys the goals of the different compensation programs with regard to the performance of the officers, and it assesses the efficacy of such programs.
The following are duties of the Committee, among others:
a.	It defines the administration policies of human resources, establishing the selection, evaluation, compensation, and development processes for top management, determining their goals.

b.	It proposes the objective criteria under which the Bank hires its principal officers.

c.	It fosters the availability of staff, making a review of top management succession plans.

d.	It evaluates top management performance, as deemed relevant.

e.	It issues recommendations for the Board of Directors concerning appointments and compensation of the President and senior management.

1.11.4. Other Committees Designated by the Board of Directors
In compliance of its duties and regulations in force, the Board of Directors has established the creation of the following supporting committees:
1.11.4.1. Risks Committee
The main function of this Committee is to support the approval, follow-up and control of strategies and policies for risk management, including the limits to act within different areas. In addition, it supports the Board of Directors and the Presidency of the Bank in the knowledge and understanding of the risks assumed by the Bank and the capital required to support them.
The Board of Directors determines who are to form part of this Committee, among which there may be certain of its members, as well as the President, certain Vice-presidents, and other officers of the Bank.
1.11.4.2. Credit Committee
The duties of this Committee are: decide on the credit approval process, the structure and composition of the receivables portfolio, the methodologies and risk management tools concerning credit, and study the report of the operations approved at lower level. In addition, this Committee is to approve the exceptions regime and must define the mechanisms for urgent operations, but it may delegate attributions to other Committees.
The Board of Directors appoints the members of the Credit Committee, which shall include the President of the Bank, the Vice President of Risk Analysis who chairs the Credit Committee, as well as several other Vice Presidents and officers of the Bank.
1.11.4.3. Assets and Liabilities Committee
Its purpose is to provide support to the Board of Directors and the Presidency of the Bank in the definition, follow-up and control of the general policies, and assumption of assets and liabilities management risks. To this end it shall develop the duties that have been assigned to it under the regulations in force.
The Board of Directors determines who are the members of such Committee, among which there may be the President and certain Vice-presidents of the Entity.
1.11.4.4 Central Committee of Receivables Assessment and Rating
This Committee has the main responsibility of assessing and rating the Bank’s receivables and is made-up by certain Vice-presidents and other officers of the Bank.
Likewise, there are regional Committees the purpose of which is the assessment and rating of receivables in the different regions.

2. President and Other Executives Officers
It is the Board of Directors who shall appoint and freely remove the President of the Bank and his alternate, together with all other executives which, according to the law or the bylaws, are to be appointed by it.
The Bank’s top management members shall be under 65 years of age.
For purposes of determining the remuneration of the President and other Executive Officers, the Board of Directors shall take into account their skills, experience, responsibilities, duties, generation of value added for the entity and financial situation thereof.
For the appointment of said officers, it shall take into account the candidates that share the vision, mission, and institutional values, and have managerial skills, technical knowledge, human virtues, and moral adequacy.
The governance and management duties entrusted to the President are established in the bylaws, together with the duties of the Secretary General of the Bank. The duties of all other executives shall be jointly determined by the Board of Directors and the Presidency.
3. Information on the Directors, the President and Other Executives Officers
Basic information on the Directors, the President and other Executive Officers of the Bank may be consulted at the Bank’s web site, www.bancolombia.com, in the annual report submitted in Form 20F, available at the web site of the Bank, as well as in the web page of the United States Securities Commission (“SEC”), www.sec.gov.
4. Shares Transactions
In accordance with the provisions of the Commercial Code, the Bank’s Directors and management may not directly or indirectly dispose of, or acquire shares of the Bank while in office, except when dealing with non-speculative operations and with the authorization of the Board of Directors granted with the affirmative vote of two thirds of its members, excluding the vote of the petitioner, or when deemed relevant by the Board of Directors of the Bank, with the authorization of the Shareholders Meeting, with the affirmative vote of the ordinary majority foreseen in the bylaws, excluding the vote of the petitioner.
In any event, the negotiation of shares accomplished by any officer, director or administrator of the Entity, may not have speculation purposes. It shall be assumed that speculation purposes exist whenever three of the following requirements concur: i) suspiciously short terms elapsed between purchase and sale of shares; ii) exceptionally favorable situations for the Bank have occurred; and iii) a significant profit has been obtained with the operation.
In accordance with the provisions of the Financial System Law, the Bank may not acquire or possess its own shares unless the acquisition is necessary to prevent a loss of previously contracted debts in good faith. In this case, the shares acquired must be sold in accordance with the law.

5.	Economic Relations of the Bank with the Directors, the President, and Other Executives Officers
The economic relations of the Bank with its Directors, the President, and the Executive Officers shall be conducted within the limitations and conditions established in the relevant provisions and in the regulations on prevention, management, and solution of conflicts of interest.
Every relevant information concerning the existing economic relations between the Bank and its Directors, the President, and the Executive Officers, will be made known to the public in the reports corresponding to every business year.
6. Mechanisms to Assess Performance of the Directors, President, and Other Executives Officers
The Board of Directors shall annually accomplish an evaluation of its management, which shall include among other, the attendance of its members to the meetings, their active participation in the decisions, the follow-up they accomplish to the main issues of the Bank, the evaluation of their tasks and their contribution to define the strategies and projection of the Bank.
Likewise, the Board of Directors shall annually assess the management performance of the President of the Bank and the President shall assess the performance of the executives who report directly to the President.

IV. TRANSPARENCY, FLUIDITY AND INTEGRITY OF THE INFORMATION. CONFIDENTIALITY.

1.	Disclosure of Financial Information, Risks Related Information, Internal Control and other Relevant Information
The Bank prepares and submits information on its financial situation in accordance with the legal provisions and the applicable accounting standards.
Among other issues, the Bank shall report to its shareholders and to the market in general on:
a. Foreseeable principal risks and the measures to confront them, as well as the mechanisms used for risk management. The risks to which the Bank is exposed to are jointly described with the policies for measurement and control thereof in the web site www.bancolombia.com, as well as in the notes to the financial statements.
b. The financial statements, in the terms established by law taking into account that the reports of the business year shall be certified by the External Auditor. Such statements include, among other data, the Bank’s historical cash flows, the guarantees it has granted for the benefit of third parties, as well as the Bank’s investments.
c. The relevant findings made by the External Auditor and other audits requested by the Bank. The reports containing such findings shall be disclosed as produced, through the means established by law.
d. Material findings arising from the internal control system implemented by the Bank, as well as important projects concerning such system, and any relevant change in its structure.
e. The classes of shares issued by the Bank, the number of shares of each class issued and the number of shares of each class kept in reserve.
f. Main shareholders, understanding by such term beneficial owners of more than 5% of the outstanding shares of the Bank, and all relevant changes in equity interest and control.
g. Agreements between the main shareholders of the Bank of which the Bank has knowledge and which involve the shares, their rights, the exercise of such rights, the administration of the Bank, etc.
h. The relevant business transactions entered into between the Bank and its main shareholders, and with its directors, managers, principal officers and legal representatives, including their relatives, partners, and other related persons.
i. The material acts and contracts executed by the Bank.

j. The Meeting Notice for the Shareholders’ Meeting, and any other related information
k. The occurrence of any ordinary or special meetings of the Shareholders’ Meeting, including the decisions that have been adopted or rejected.
l. The general policies applicable to the compensation and to any economic benefits granted to the members of the Board of Directors, the Legal Representative, the External Auditor, the External Advisers and the Specialized Audits.
m. Other reports of relevant facts related to financial matters, risk or internal control that could have a material effect on the Bank. These facts will be disclosed as they take place through an information channel that is considered to be appropriate for each case, according to the available alternatives described in this Code.
The information referred to in sub-paragraphs d, e, f, g, h, i, j and l of this paragraph shall be disclosed at the Bank’s web site www.bancolombia.com, to the extent the situations to be informed are available, and in any event the Bank shall review such information from time to time for updating purposes. The information to which paragraph k refers will be disclosed by electronic means developed by the Bank.
2. Risk Rating Firms
BANCOLOMBIA has retained the services of independent risk rating companies in order to conduct the corresponding analyses and inform the market on the timely payment probability of the obligations derived from the securities issued by the Bank in general, in order for such rating companies to issue an opinion on the Bank’s skills as market-maker in the terms of the provisions that regulate such activity.
BANCOLOMBIA is also rated by other international firms that assess the Bank’s situation and publish the reports periodically.
In addition, each one of the bonds issues or commercial papers issued by the Bank have the risk and investment rating awarded by internationally acknowledged and independent securities rating firms.
The ratings are at the disposal of the interested persons at the Bank’s web page.
3. Information Channels for Shareholders, Investors, and the Market in General
The Bank shall maintain the following information channels with its shareholders, investors, and the market in general:
3.1. Shareholders and Investors Relations Office
The Bank’s Shareholders and Investors Relations Office develops among others, the functions assign to it by the securities regulations in force.

Such office’s main objective is to provide clear and objective information on the Bank and its activities that allows shareholders and investors to make informed decisions concerning their investments in the Bank. Such office shall maintain permanent contact with the community of shareholders, investors, and local and international analysts.
When, according to the Bank’s judgment, the information provided to an investor could give it certain advantage in relation to other investors, the Bank will give the rest of the investors immediate access to such information, in the same economic conditions and in accordance with the mechanisms established in this code.
Access to this office may be obtained entering the Bank’s web site www.bancolombia.com, or writing to the following e-mail addresses:
relacionconinversionistas@bancolombia.com
investorrelations@bancolombia.com
or addressing a letter to:
Gerencia Relación con Inversionistas
Carrera 52 No. 50-20
Medellín-Colombia
3.2. Annual Report
The Bank annually prepares a document called Annual Report (“Informe de Gestión”) compiling the report of the Board of Directors and the President to the shareholders, the individual and consolidated financial statements, the opinions of the External Auditor, and the notes to the financial statements.
The Management Report shall also include the results of the annual evaluation accomplished by the Board of Directors in accordance with the Corporate Governance standards adopted by the Bank in agreement with this Code.
3.3. Notes for the Shareholder
This is a bulletin that circulates quarterly whereby shareholders are informed on the main occurrences related with the Bank, including the financial statements of the end of the business year and of intermediate terms. Such bulletin is also incorporated in the Bank’s web site www.bancolombia.com.
3.4. Information Disclosure and Updating (“Información Relevante”)
The Bank shall strictly comply with the provisions that regulate the Colombian Securities Market, publishing through the Superintendency of Finance the relevant information demanded by such provisions.
By “Informacion Relevante” it is meant such information which would have been taken into account by a cautious and diligent expert when purchasing, selling or keeping securities, as well as that which a shareholder would take into account upon exercising his/her ownership rights in the respective Shareholders’ Meeting or at any other meeting of a competent body.

Shareholders, investors, and the public may consult at any time such “Informacion Relevante” on the Web page of the Superintendency of Finance: www.superfinanciera.gov.co.
The Bank has defined the procedures, parties, tenors, and, in general, the necessary structure to timely and fully disseminate the relevant information that may be of interest for the market, as well as for updating the Bank’s basic information.
3.5. Information Filed as Foreign Issuer
The Bank quarterly publishes reports with information on its performance. Such reports are available for shareholders and the market in general both, in Colombia, and abroad.
Likewise, through the United States Securities Commission (“SEC”) the Bank sends an annual report under Form 20F, informing on the Bank’s results during the year.
Furthermore, the Bank publishes abroad the information deemed relevant for investors, which has also been published in Colombia through the “Informacion Eventual” described above.
3.6. Domestic and International Meetings and Teleconferences
The Bank’s management conducts meetings with shareholders and investors, and accomplishes domestic and international meetings and teleconferences. Such meetings and teleconferences may be held within the terms determined by the Presidency, in order to inform on the Bank’s results and its general course of business.
4. Confidentiality
According to the provisions of the Bank’s Code of Ethics, the directors, employees, officers, and cooperators of BANCOLOMBIA shall keep the working documents and information under their care as confidential. Therefore, they shall control and prevent undue use of such information at any instances or by any divisions of the Bank, and shall not allow such information to be known by unauthorized persons or by persons who do not work in the respective area where the disclosed information is needed.
Likewise, they may not reveal or convey the technologies, methodologies, know-how, industrial or commercial secrets or strategies belonging to the Bank, its customers or suppliers to other employees or third parties to which they had access by virtue of their position in the Bank, nor shall they attempt illegal access to industrial or commercial secrets or strategies.

V. CONTROL MECHANISMS
1. External Control Mechanisms
1.1. Superintendency of Finance
The Bank is supervised by the Superintendency of Finance of Colombia, a technical entity annexed to the Colombian Ministry of Finance and Public Credit that acts as the inspection, supervision and control authority of the financial, insurance and securities exchange sectors and any other activities related to the investment or management of the public’s savings. The Superintendency of Finance has been entrusted with the objective of supervising the Colombian financial system with the purpose of preserving its stability and trustworthiness, as well as promoting, organizing and developing the Colombian securities market and protecting the users of financial and insurance services and investors.
1.2. United States Securities and Exchange Commission (“SEC”) and New York Securities Exchange (“NYSE”)
The Bank is under the surveillance of the United States Securities and Exchange Commission (“SEC”) and is subject to compliance with the provisions issued by such entity for foreign issuers concerning the American Depositary Shares (“ADR”), registered at the New York Securities Exchange. Likewise, the Bank must comply with the regulations and standards established by the New York Securities Exchange (“NYSE”).
1.3. Federal Reserve Bank of the United States of America (“FED”) and Florida Department of Financial Services
For purposes of the operations the Bank accomplishes through its International Banking Agency in the city of Miami, Florida, BANCOLOMBIA is subject to surveillance by the Federal Reserve Bank of the United States of America (“FED”) and by the Florida Department of Financial Services.
1.4. External Auditing
The Bank has a Principal External Auditor with his Alternate. Such External Auditor complies with the duties foreseen in the Second Book, Title I of the Commercial Code, and abides by the provisions therein contained, being also subject to the provisions of the Bylaws.
The External Auditor is elected by the Shareholders´ Meeting for 2-year terms. The same body is responsible for determining the auditor’s remuneration, as well as for his removal when deemed necessary.
The election of the External Auditor shall be based on an objective and public evaluation conducted by the Audit Committee under conditions of complete transparency of at least two alternatives on criteria such as services offered, fees and expenses, experience, knowledge of the sector, etc.

The External Auditor shall include in its report to the Shareholders Meeting, in addition to the requirements demanded by law, all relevant findings in order for the shareholders and other investors to have available the necessary information for decision-making on the corresponding securities.
The Bank will not appoint as External Auditor any person or firm that has received income from the Bank and / or of its economic group, which represent twenty-five per cent (25%) or more of its latest annual income.
Neither the Bank nor the companies of the same economic group will contract with the External Auditor services different from those directly or indirectly related to audit.
In case the External Auditor was a firm, it would rotate the persons in charge of the above-mentioned functions, at least, every five (5) years. Any such person could only reassume the audit of the same company after a period of two (2) years. The same terms will apply when the External Auditor is a natural person.
2. Internal
The Bank has an adequate internal control structure, which is permanently reviewed by the administration and the Board of Directors, in order to develop corrective measures and improvements determined by the results of such revision and the new domestic and international standards.
This way the Bank’s management shall see that the internal control system not only complies with the provisions and practices applicable in Colombia, but with the United States standards, such as the Sarbanes-Oxley law, the requirements and recommendations of the NYSE, and all other provisions and principles that regulate internal control and its disclosure in both markets.
The Board of Directors of the Bank has an active role with regard to the internal control systems implemented therein, both directly, and through the different supporting committees.
2.1. Internal Auditing
The Bank has an auditing department entrusted with the evaluation of internal control systems, risk management and corporate governance, which improves the Bank’s efficiency.
The Bank may retain internationally reputed external auditors to assess the quality and effectiveness of its internal control system, and to advise it in order to add value in the control of the execution of the Bank’s operations.

2.2. Risk Management System for Money Laundering and the Financing of Terrorism
According to the requirements of the laws in force, the Bank has an overall system for prevention and control of asset laundering and other unlawful activities, the basic principles of which are the knowledge of the client, the determination of the movements by user and client, the knowledge of the market, the detection and analysis of unusual operations, and the determination and report of suspicious operations. To check compliance with such overall system, the Bank has appointed a anti Money Laundering Compliance Officer and has a prevention and control manual for the laundering of assets that compiles the provisions and policies, which must be followed in this matter.

VI. CODE OF ETHICS
The Bank has a Code of Ethics, which compiles the behavior rules and principles, which seeks to guide the attitude and behavior of its Directors, officers and employees.
The principles contained in such Code must be taken into account by the administrators and employees of the Bank in development of their duties, and shall supplement the provisions established in this Corporate Governance Code.

VII. CONFLICTS OF INTEREST AND PRIVILEGED INFORMATION
1. Definition of Conflict of Interest:
By conflict of interest it is understood the situation by virtue of which a Director, officer or employee of the Bank who must make a decision, or accomplish or omit an action in compliance of his/her functions has the option to choose between the interest of the Bank, the client, the user or the supplier, and its own interest, or the interest of a third party, in such a way that choosing one of the two latter options he/she or the third party would be benefited economically or otherwise, disregarding a legal, contractual or statutory duty, and obtaining an advantage that he/she would otherwise not receive.
2. Situations that May Present a Conflict of Interest
The following are certain situations that may generate a conflict of interest, among others:
•
Decisions on investments whenever the person who adopts them is a legal representative, director, officer or partner with a shareholding interest exceeding ten percent (10%) in the issuer or in the entity responsible for the corresponding documents or securities.

•
Acquisition or contract arrangements by the Bank with respect to fixed assets with directors, officers or employees of the Bank who participate in the respective analysis or decisionmaking, or with any spouse, domestic partner or relative to the second degree of consanguinity, the second degree by marriage or the first civil degree. In any event, there shall be a conflict of interest if the business is accomplished in conditions substantially different from those prevailing in the market.

•
Acquisition or contract arrangements by the Bank with respect to fixed assets with any company where a director, officer or employee of the Bank who participates in the Bank’s analysis or decisionmaking concerning the transaction, or where any spouse, domestic partner or relative to the second degree of consanguinity, the second degree by marriage or the first civil degree of any such person, holds a percentage ownership exceeding five percent (5%) of the equity in such company.

•
In general, any operation conducted under conditions more favorable to the respective director, officer or employee than prevailing market conditions that incorporates the elements of the conflict of interest definition established in this Code and in accordance with the parameters established in the Code of Ethics, excluding any general exceptions previously determined by the Board of Directors.

3. Rules of Conduct
3.1. Prohibitions
According to the legislation in force, the administrators shall abstain from participating either directly or through a third party on their own behalf or on behalf of third parties, in activities that imply competition with the Bank or in acts with respect to which there is a conflict of interest, except otherwise expressly authorized by the Shareholders´ Meeting. In such cases, the administrators shall furnish the Shareholders´ Meeting all the relevant information for decision-making. The respective determination shall exclude the vote from the administrator. In any event, the authorization may only be granted whenever the act does not go against the interests of the Bank.
In addition, in accordance with the principles and rules of conduct established in the Code of Ethics of the Bank, the internal work regulations and the laws in force, the Directors, officers and employees of the Bank must abstain from:
a.
Participating in activities, businesses or operations contrary to the law, the Bank’s interests or those which are in detriment to compliance with their duties and responsibilities or which may affect the Bank’s good name.

b.	Accomplishing any business or operation based on friendly or unfriendly feelings.

c.
Abusing of their capacity as directors, employees, officers or cooperators of the Bank to obtain benefits for themselves or for third parties related with products or services rendered by the Bank, or to obtain personal benefits from suppliers, contractors, clients or users.

d.	Granting to majority shareholders any type of economic preference that is beyond the parameters and policies established by the Bank for the different businesses accomplished.
On the other hand, every Director, officer, employee, auditor and, in general, any of the foregoing persons with access to privileged information has the legal duty of abstaining from accomplishing any operation that may give rise to conflict of interest based on such information.
3.2. Gifts and Invitations
In accordance with the Code of Ethics, Directors, employees, officers and cooperators of the Bank may not give, offer or accept either directly or indirectly, any gifts, favors, donations, invitations, trips or payments in development of the activities accomplished in the Bank that may influence their decisions to facilitate businesses and operations for their own benefit or for the benefit of third parties.
4. Procedures for Prevention, Administration and Solution of Conflicts of Interest
All Directors, officers and employees that are facing a possible conflict of interest or that consider they may be facing a similar situation, must proceed in accordance with the provisions of this chapter.
Before any situation that poses a doubt concerning the possible existence of a conflict of interest, the Director, officers or employees is obliged to proceed as if such conflict did exist.

4.1. Directors
Whenever a Director finds that in development of his/her duties he/she may be facing a conflict of interest, he/she shall forthwith inform so to the remaining members of the Board and shall abstain in any event from participating in the discussion and decision of the matter that gave rise to the situation of conflict of interest.
In the event the majority of the Directors are found in a situation that will potentially present a conflict of interest, such body shall abstain from accomplishing the operation or from entering into the act or contract that gave rise to such situation, except otherwise expressly authorized by the Shareholders´ Meeting in the terms of Law 222, 1995.
4.2. Management and Employees
In the event an officer or an employee of the Bank finds that in exercise of his/her functions he/she may be facing a conflict of interest, he/she shall forthwith inform the situation in writing to his/her superior who shall take the matter before the Ethics Committee of the Bank, in order for it to determine in each concrete case the manner of avoiding such conflict.
The considerations made by the Committee and the decisions adopted by it with respect to this matter shall be recorded in a written document by all members of such Committee.
In any event, should the Ethics Committee deem that the situation of possible conflict of interest should be known by the Board of Directors, it shall send it all the information on the particular case, in order for the Board to decide in last instance the mechanisms to prevent the conflict.
4.3. Shareholders
4.3.1. Differences Between the Shareholders
The differences of criteria arising among the shareholders with regard to the general management of the Bank, its operations, projects, and businesses, shall be discussed and solved by the Shareholders´ Meeting pursuant to the provisions of the law and the Bylaws.
4.3.2. Conflicts
Individual conflicts arising between the Bank and the shareholders or among them, shall be solved in first instance through direct agreement; in second instance by amicable compounders; in third instance by the intervention of conciliators from Conciliation and Arbitration Centers of the Chamber of Commerce of Medellin; and in last instance, by an Arbitration Court that will operate in the city of Bogotá, Colombia, and shall be made-up by three (3) Colombian citizens, attorneys-at-law in exercise of their civil rights, who shall rule in law, in accordance with the provisions of the arbitration clause contained in the Bylaws of the Bank.

4.4. Unsolvable Situations of Conflict of Interest
In every situation in which it is impossible to prevent a conflict of interest with respect to the Bank, the officers or Directors who are to adopt the respective decision shall abstain from entering into the respective act or contract or from accomplishing the operation that gave rise to the situation, unless otherwise expressly authorized by the Shareholders´ Meeting in the terms of Law 222, 1995.
5. Operations with Affiliates
In accordance with the provisions that rule the Financial System, the Bank may not enter into operations with its affiliates when such operations imply a conflict of interest. In any event, the Superintendency of Finance may officially or upon request declare the existence of such conflicts in the terms of the regulations in force.
Likewise, all brokerage operations carried out by the Bank’s subsidiaries on the stock market shall comply with this Corporate Governance Code and the Bank’s Treasury Manual.
6. Brokerage Operations with Related Parties
There shall not be any conflict of interest in brokerage operations conducted by Related Parties. “Related Parties,” for the purpose of this Corporate Governance Code, mean the Bank’s subsidiaries, the senior management of both the Bank and its subsidiaries, the Bank’s shareholders having a participation equal to or above ten per cent (10%) of the capital of the Bank, and all companies where the Bank has a participation equal to or above ten percent (10%) of their capital.
In particular, the Bank and the Related Parties will comply with treasury conduct manuals and any specific rule and procedure aimed at detecting, preventing and handling conflicts of interest. Additionally, the Bank and the Related Parties will comply with any provision aimed at guaranteeing the physical and functional independence of those areas susceptible to conflicts of interest.
All transactions carried out by means of negotiating systems legally established, shall strictly adhere to the amounts established by competent authorities and be conducted on an arm’s length basis.

VIII. THE ROLE OF STAKEHOLDERS.
In BANCOLOMBIA, relations with the Bank’s stakeholders are based on general guidelines and philosophy implemented by the bank in order to grant them all the necessary guarantees and adequate protection of their rights.
The stakeholders’ guidelines are:
•	To recognize and respect their rights.

•	To promote an active participation and cooperation for value generation.

•	To develop performance improvement mechanisms.

•	To maintain effective information channels in accordance with the privileged and confidential information regulations and laws in force.

•	To seek mutual benefits and to ensure that such benefits are within an adequate framework of transparency and formality.
1. Stakeholders’ General Principles
Directors, officers and employees of BANCOLOMBIA shall take into account the following principles in all their actions involving stakeholders:
a.	No businesses with individuals or companies known to have an entrepreneurial behavior contrary to law shall be made.

b.	Customers will be offered overall financial services based on long term confidence relations, maximizing the generation of value.

c.
The operating conditions of the Bank shall be clearly informed in a way that all customers may know the full range of products and services offered, as well as the mutual obligations arising from any commercial relation.

d.	All legal issues on restrictive commercial practices shall be taken into account according to the principles of free trade.

e.	Requests, claims, and requisitions must be tended to in a timely and accurate manner, according to the law and to the respective contracts.

f.	Bank’s clients and suppliers shall be selected according to their capacity, experience, soundness and morality, pursuant to the relevant provisions and internal regulations.

g.	Mutual benefit relations will be established with suppliers based on quality, good faith, transparency, responsibility, efficiency, respect, and permanent search of common welfare.

h.	Relations of the Bank with the government and with government entities and all other public authorities shall always be managed within the framework of the law and under ethical standards.
2. Relations with Employees
Human Resources Division in BANCOLOMBIA shall be focused on being a leader in organizational culture and human talent management of within an environment of respect and equity, in order to contribute to value creation for shareholders, clients, and cooperators. Human resources management in BANCOLOMBIA shall be based on the following premises:
a.	The only sustainable competitive advantages come from the organizational culture and from the persons within the organization.

b.	The human resources management model in BANCOLOMBIA provides the superiors a main role in the administration and direction of people.

c.	The first responsibility of every superior is the adequate knowledge of his/her employees at all times.

d.	In this model, the employees with their commitment and performance, are the promoters of their professional development.
3. Relations with Clients
The client gives the Bank its reason of being and deserves its highest consideration, appreciation, and respect.
Every business strategy of the Bank shall be focused on offering overall services to the client, based on a customized attention, a kind and close attitude, and the values that guarantee the quality of the service, and which indeed foster the development of the country.
BANCOLOMBIA shall maintain adequate and permanent communication with its clients, to keep them permanently informed and to establish a feedback mechanism concerning their needs and expectations, which is fundamental for the development of our working plans.
The Bank shall establish permanent channels to guide and inform the client on new products, services and the advantages they offer, as well as to offer actual advise and training in topics of its specific interest.
The rights of the clients must be recognized without delay.
In order to comply with the above, the Bank has a Customer Service Office and Client Counsel. The Bank has designed specific mechanisms for receiving claims and complaints in order to offer a complete, fair, adequate, and timely reply to the clients.

Customer Counsel
BANCOLOMBIA has a Principal Customer Counsel with his Alternate, appointed by the Shareholders´ Meeting. The Client Counsel shall act as spokesman of the clients and users before the Bank and shall be aware of, and objectively solve, free of charge and within the terms established by law, the individual complaints submitted with regard to a possible non-compliance by the Bank with the legal or internal provisions that rule the development or execution of the services offered or rendered, or with regard to the quality thereof.
As an evidence of the respect given to customer’s rights, and in order to ensure absolute transparency in all its operations, the BANK agrees, exceeding the requirements contained in the regulations in force on the matter, to strictly abide by the decisions adopted by the Customers’ Counsel, provided the client accepts them.
The Customers’ Counsel shall be a person with ample knowledge and experience in the financial sector, an attorney-at-law not working for the Bank, impartial and with absolute autonomy for decision-making.
4. Relations with Suppliers
The Bank has established certain Rules, Policies, and Procedures for the execution of all the suppliers related processes, regarding contracting, buying, and appropriate use of funds, in order for them to be agile, rational, and efficient, ensuring the best support to meet goods and services needs that will help to attain the corporate objectives of the Bank and its affiliates.
The behavior of those who participate in the procurement and contracting processes shall be ruled by ethical principles, good faith, and by transparency, economy, responsibility, and quality, pursuant to the prevention and control measures established in the Code of Ethics, the Manual for Prevention of Money Laundering, the Corporate Governance Code, the Internal Working Regulations, control mechanisms and all other procedures established by the Bank.
For the selection of suppliers the following issues shall be analyzed, among other: technical and capital adequacy, appropriateness and market experience, operative infrastructure, financial stability, offered price, and value added.
In order to manage contracting processes in a transparent manner, the Bank established the following practices as non-authorized:
•
No contracts with suppliers that are spouses or permanent companions or that are related within second degree of consanguinity or second degree of relationship by marriage with the administrator or employee that has submitted the purchase request of a good or service, may be entered into. Likewise, the administrator or employee shall not enter into contracts with companies where he/she is an associate or a legal representative.

•	Suppliers found in the list of “non target” clients of the Bank may not be contracted.
The contracting shall be carried out fully abiding by the Provisions, Policies and Procedures for contracting and procurement of the Bank, concerning attributions, competence, etc.
5. Relations with the Community
BANCOLOMBIA makes a general contribution to the community, which is reflected in a business action with ethical principles, strictly abiding by the legal provisions, and with the willingness of making of its employees, good citizens with moral, social and professional values.
As part of this philosophy, the Bank has among its objectives that of contributing to the economic, social and cultural development of the country.
In addition, every year, civic campaigns with ample coverage are analyzed to provide support and to generate and propitiate a better quality of life among the community, the results of which will allow to see the reflection of our institutional commitment.

IX. COMPLAINTS CONCERNING THE CORPORATE GOVERNANCE CODE AND PENALTIES
1. Complaints Concerning The Corporate Governance Code
Shareholders and investors of the Bank may submit requests before the Shareholders and Investors Relations Office of the Bank, whenever they deem the Corporate Governance Code has not been complied with and, in such cases, the management of the Bank, through such bureau, will give a clear and ample reply to the petitioner, acting diligently and timely.
Shareholders and investors of the Bank may, through the same means, file their claims and complaints before the External Auditor for matters concerning failure to comply with the provisions of the Corporate Governance Code. For such purposes, the Bank will timely and appropriately reply to the requisitions sent by the External Auditor resulting from the complaint, and shall take into consideration the observations stated by the auditor on the matter whenever the existence of such non-compliance is established.
Any amendment, change or supplement made to this Code shall be informed through a notice published in a domestic circulation newspaper, and such amendment, change or supplement shall be kept available for shareholders and the market in general at the Bank’s offices, and also at the Superintendency of Finance website www.superfinanciera.gov.co or at the Bank’s web page www.bancolombia.com.
2. Penalties
Every violation of the conduct procedures and provisions of this Code or the Bank’s Ethics Code, shall brig forth for the infringing Director, officer or employee, the imposition of the penalties applicable to each case, pursuant to the provisions of the Colombian Labor law, Internal Working Regulations, the Financial System Law, and the regulations in force, without prejudice to the relevant liability actions of civil or criminal nature, that may be commenced by the representatives of the Bank should it be the affected party.